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
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                                                                               EXHIBIT 11
                                                                   THE ARA GROUP, INC. AND SUBSIDIARIES
                                                            COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1)
                                                                                (Unaudited)
                                                                   (In Thousands, except per share data)


                                                    Three Months Ended                               Nine Months Ended
                                               ----------------------------                     -----------------------------
                                               July 1,              July 2,                     July 1,               July 2,
                                                1994                 1993                        1994                  1993
                                               -------              -------                     -------               -------
Earnings:

Net Income                                     $24,603              $21,378                     $54,018               $44,907

Preferred stock dividends                         (266)                (366)                     (1,077)                 (366)
                                               -------              -------                     -------               -------
Earnings applicable to common stock            $24,337              $21,012                     $52,941               $44,541
                                               =======              =======                     =======               =======

Shares:

Weighted average number of common
  shares outstanding (2)                        47,444               45,927                      46,727                45,732

Impact of potential exercise opportunities
  under the ARA Ownership Program                3,131                3,941                       3,476                 5,187
                                                ------               ------                      ------                ------
Total common and common equivalent shares       50,575               49,868                      50,203                50,919
                                                ======               ======                      ======                ======
Fully diluted earnings per common and
  common equivalent share                         $.48                 $.42                       $1.05                  $.87
                                                  ====                 ====                       =====                  ====
(1) Primary and fully diluted earnings per share are approximately the same.

(2) Includes Class B plus Class A Common Shares stated on a Class B Common Share Equivalent Basis.
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